ESG
                                                                     INTELLIGENT
                                                                     REINSURANCE


FOR IMMEDIATE RELEASE

                                       Contacts: ESG Re Limited
                                                 Margaret L. Webster
                                                 Chief Administrative Officer
                                                 353 1 675 0201 (Dublin)
                                                 e-mail:peggy.webster@esre.ie


HAMILTON, BERMUDA, April 17, 2000 - ESG Re Limited (NASDAQ: ESREF) announced the following changes to executive management.

Joan H. Dillard, Chief Financial Officer, will be leaving the Company effective May 15, 2000. Ms. Dillard has served in this capacity for more than two years in both Hamburg, Germany and Dublin, Ireland. She has accepted a position with a United States based company.

ESG is pleased to announce that Najib Nathoo has accepted the position of the senior financial officer. Mr. Nathoo is already familiar with ESG's operations as he has been providing financial management services to the Company on a consulting basis since October 1, 1999. Mr. Nathoo worked with GE Capital's Consolidated Financial Insurance division for 10 years in various positions with responsibility for financial planning and analysis, reserving and actuarial valuation, management of business risks, administrative services, management information systems, acquisition integration, and product development. He also held development, marketing and actuarial positions with Brunswick Financial Marketing, Aegon Group - Regency Life and Royal Sun Alliance. Mr. Nathoo's primary focus will be on finance, planning and budgeting, capital allocation and investment strategy.

Cormac Treacy, Controller of ESG, will assume the additional role of Chief Accounting Officer and will report to Mr. Nathoo.

ESG Re Limited provides medical, personal accident, credit life and disability and special risks reinsurance to insurers and selected reinsurers on a world-wide basis. The Company distinguishes itself by offering "intelligent reinsurance" products and services that help its ceding clients to better manage their risks. These include software solutions to particular underwriting problems, actuarial support, product design, and, in the field of medical expense reinsurance, loss prevention and disease management.
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Uncertainties related to forward looking statements: Certain statements in this
Press Release constitute "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as


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amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: The Company's lack of history as a reinsurer and its increased scope of business: the company's dependence on key clients; the volatility and unpredictability of the risks the company insures; the cyclical nature of the reinsurance market; competition and the company's evaluation by insurance rating agencies; changes in tax laws and regulations; foreign currency fluctuation; and the adequacy of loss reserves. A further discussion of factors that could affect the Company's results is included in reports filed by the Company with the Securities and Exchange Commission and in the Company's Prospectus dated December 12, 1997.